EXHIBIT 99.2

TPT Global Tech's Subsidiary TPT Strategic, Part of Multiple Companies Awarded a $250M USD 5 Year Contract for Design-Build Construction Services from the Department of Interior and Forest Service

SAN DIEGO, CA / ACCESSWIRE / April 3, 2023 / TPT Global Tech, Inc. (OTC PINK:TPTW) www.tptglobaltech.com announced its subsidiary TPT Strategic Inc www.tptstrategic.com which specializes in providing general contracting and information technology services, announced that its division, Information Security and Training, LLC (IST), has been awarded, as part of multiple companies, a five-year Indefinite-Delivery, Indefinite-Quantity (IDIQ) Multiple Award Task Order Contract (MATOC) worth $250 million USD for Design-Build Construction Services for the Department of Interior and Forest Service.

Under the contract, IST will be responsible for various works, including design services, construction of facilities, interior and exterior renovations, demolition and installation, and other related services. The MATOC contract has an estimated value of $250M over a five-year period, with multiple contractors being involved.

The contract's primary area of coverage includes the continental US and Hawaii in any state or US territory for Department of Interior U.S. Fish and Wildlife Service, National Park Service, Bureau of Land Management, Bureau of Reclamation, Bureau of Indian Affairs, and the Forest Service. IST will compete against a limited number of contractors in six states: Alabama, Florida, Georgia, Kentucky, Tennessee, and Texas. With over 15 years of experience in the Federal Marketplace, IST has a strong track record of completing projects for the federal government.

"We are pleased to announce this contract award with the Department of Interior and Forest Service," said Stephen Thomas, CEO of TPT Global Tech. "IST's expertise and experience in government contracting has allowed us to provide exceptional service to our customers, and we look forward to providing innovative solutions and exceptional service to the Department of Interior and Forest Service."

IST, a general contractor and information technology company, has two divisions, Construction and IT. It has been a general contractor for over 15 years, offering services in the Federal Marketplace since 2008 and completing work for over 15 federal agencies. The company provides design-build construction, demolition, abatement, earthwork, concrete, steel and metal work, masonry, underground utilities, environmental protection, and site restoration services. Its Information Technology Services Division provides program management, system engineering, software development, and other IT services.

"TPT Strategic is committed to providing innovative solutions and exceptional customer service to our clients," said Everett Lanier, President of IST and TPT Strategic. "We are proud of our work ethic and our ongoing commitment to excellence."

IST LLC will have the opportunity to compete against a limited number of contractors in six states, namely AL, FL, GA, KY, TN, and TX, with the number of offerors ranging from nine to twenty-two contractors. This approach creates a higher probability of contract awards compared to the traditional full and open competition approach.

Contact PR-Shep Doniger at sdoniger@bdcginc.com or IR-Frank Benedetto at 619-915-9422 for more information.

SOURCE: TPT Global Tech, Inc.